UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 16, 2008
PARALLEL PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

0-13305 (Commission file number )	75-1971716 (IRS employer identification number)

1004 N. Big Spring, Suite 400, Midland, Texas	79701
(Address of principal executive offices)	(Zip code)
(432) 684-3727
(Registrant’s telephone number including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.
     On May 16, 2008, Parallel Petroleum Corporation (the “Company”) entered into a Fourth Amended and Restated Credit Agreement (or the “Credit Agreement”) with Citibank, N.A., BNP Paribas, Western National Bank, Compass Bank, Comerica Bank, Bank of Scotland, plc and Texas Capital Bank, N.A (collectively the “Lenders” and individually a “Lender”).
     The Credit Agreement provides the Company with a revolving line of credit having a “borrowing base” limitation of $230.0 million at May 21, 2008. The total amount that the Company can borrow and have outstanding at any one time is limited to the lesser of $600.0 million or the “borrowing base” established by the Lenders. At May 21, 2008, the principal amount outstanding under the revolving credit facility was $100 million, excluding $500,000 reserved for the Company’s letters of credit. The Company has pledged substantially all of its producing oil and natural gas properties to secure the repayment of its indebtedness under the Credit Agreement.
     The Credit Agreement allows the Company to borrow, repay and reborrow amounts available under the revolving credit facility. The amount of the borrowing base is based primarily upon the estimated value of the Company’s oil and natural gas reserves. The borrowing base amount is redetermined by the Lenders semi-annually on or about April 1 and October 1 of each year or at other times required by the Lenders or at the Company’s request. If, as a result of the Lenders’ redetermination of the borrowing base, the outstanding principal amount of the Company’s loans exceeds the borrowing base, the Company must either provide additional collateral to the Lenders or repay the outstanding principal of the Company’s loans in an amount equal to the excess. Except for the principal payments that may be required because of the Company’s outstanding loans being in excess of the borrowing base, interest only is payable monthly.
     Loans made to the Company under this revolving credit facility bear interest at the base rate of Citibank, N.A., or the “LIBOR” rate, at the Company’s election. Generally, Citibank’s base rate is equal to its “prime rate” as announced from time to time by Citibank.
     The LIBOR rate is generally equal to the sum of (a) the rate designated as “British Bankers Association Interest Settlement Rates” and offered in one, two, three, six or twelve month interest periods for deposits of $1.0 million, and (b) a margin ranging from 2.00% to 2.50%, depending upon the outstanding principal amount of the Company’s loans. If the principal amount outstanding is equal to or greater than 75% of the borrowing base the margin is 2.50%. If the principal amount outstanding is equal to or greater than 50% of the borrowing base, but less than 75% of the borrowing base, the margin is 2.25%. If the principal amount outstanding is less than 50% of the borrowing base, the margin is 2.00%.
     The interest rate the Company is required to pay on its borrowings, including the applicable margin, may never be less than 4.75%.

     In the case of base rate loans, interest is payable on the last day of each month. In the case of LIBOR loans, interest is payable on the last day of each applicable interest period; provided that if the applicable interest period is longer than three months, interest is payable at three-month intervals following the first day of such interest period.
     If the total outstanding borrowings under the revolving credit facility are less than the borrowing base, the Company is required to pay an unused commitment fee to the Lenders in an amount equal to .25% of the daily average of the unadvanced portion of the borrowing base. The fee is payable quarterly.
     If the borrowing base is increased, the Company is also required to pay a fee of .375% on the amount of any increase.
     As required by the Credit Agreement, the Company paid a facility fee in the amount of $638,041.85.
     All outstanding principal and accrued and unpaid interest under the revolving credit facility is due and payable on December 31, 2013. The maturity date of the Company’s outstanding loans may be accelerated by the Lenders upon the occurrence of an event of default under the Credit Agreement. Generally, the events of default specified in the Credit Agreement include:
•	failure to timely pay the interest on and principal of the loans;

•	any representation or warranty being untrue in any material respect;

•	failure to observe or perform any of the covenants or agreements contained in the loan documents;

•	default on indebtedness (other than under the Credit Agreement) of $1.0 million or more;

•	liquidation or reorganization under any insolvency law;

•	final judgment against the Company in the amount of $1.0 million or more;

•	the occurrence of an event of default under any of the Company’s hedging transactions;

•	the occurrence of a change of control;

•	the imposition of any lien for failure to pay income, payroll or similar taxes;

•	any of the loan documents between the Company and the Lenders ceasing to be in full force and effect; or

•	the occurrence of an “event of default” under the terms of that certain Indenture dated as of July 31, 2007, between the Company, as Issuer, and Wells Fargo Bank, National Association, as Trustee, as the same may be amended, modified or restated from time to time.
     In addition to customary affirmative covenants, the Credit Agreement contains various restrictive covenants and compliance requirements, some of which prohibit the Company from:
•	creating, incurring, assuming or permitting to exist any lien, security interest or other encumbrance on any of the Company’s assets or properties, except specified permitted liens;

•	selling, leasing, transferring or otherwise disposing of any of the Company’s assets, except (a) certain sales of the Company’s oil and gas properties having an aggregate value not exceeding the lesser of (i) five percent (5%) of the value of all the Company’s and its subsidiaries’ proved producing crude oil and natural gas reserves, or (ii) $20.0 million; (b) extracted petroleum hydrocarbons sold in the ordinary course of the Company’s business; (c) worthless or obsolete equipment, or equipment that is replaced by equipment of equal suitability or value; (d) transfers to the Company or any of its subsidiaries, and (e) during any calendar year, other assets of the Company’s and its subsidiaries having an aggregate fair market value of less than $10.0 million.

•	allowing the Company’s current ratio (as adjusted for available borrowing and unrealized derivative loss) to be less than 1.0 to 1.0 as of the end of any fiscal quarter;

•	allowing the Company’s ratio of consolidated funded debt to consolidated EBITDA for any fiscal quarter (calculated at the end of each fiscal quarter using the results of the immediately preceding twelve-month period) to exceed 4.00 to 1.00;

•	allowing the Company’s adjusted consolidated net worth to be less than the sum of (a) $175.0 million, plus (b) 75% of the net proceeds from the sale of any equity securities issued by the Company, plus (c) 50% of the Company’s consolidated net income for each fiscal quarter determined on a cumulative basis from January 1, 2008;

•	forming any new subsidiary or consolidating or merging with or into any other entity, except for certain intra-company consolidations or mergers where the Company is the surviving entity;

•	becoming liable in respect of any indebtedness, or guaranteeing or otherwise in any manner becoming liable for indebtedness or obligations of any other person, except for (a) indebtedness incurred in connection with the Company’s revolving credit facility; (b) taxes, assessments and government charges; (c) obligations arising out of interest rate management transactions permitted under the Company’s revolving credit facility; (d) indebtedness evidenced by the Company’s 10 1/4% senior notes due 2014 not to exceed the aggregate principal amount of $150.0 million; (e) indebtedness incurred in the ordinary course of business that is not more than 60 days past due; or (f) other indebtedness not exceeding $1.0 million in the aggregate;
•	declaring, paying or making any loans, advances, distributions or dividends to the Company’s equity owners, or acquiring, redeeming or retiring any stock or other security issued by the Company, except for certain purchases of the notes and certain intra-company dividends or distributions from the Company’s subsidiaries to the Company;

•	making or permitting to remain outstanding any loans or advances to any person or entity, except (a) advances made in the ordinary course of the Company’s business; (b) other loans or advances to a third party not to exceed $1.0 million in the aggregate; or (c) intra-company loans;

•	discounting, or selling with recourse, or selling for less than market value, any of the Company’s notes receivable or accounts receivable;

•	permitting any material change in the character of the Company’s business;

•	entering into transactions with the Company’s affiliates, except transactions upon terms that are no less favorable than could be obtained in a transaction negotiated at arm’s length with an unrelated third party;

•	entering into commodity hedging or interest rate management transactions, except transactions required by the Company’s revolving credit facility, consented to by the Lenders, or transactions designed to hedge, provide a floor price for, or swap crude oil or natural gas, provided certain conditions are satisfied;

•	making any investments in any person or entity, except (a) investments with maturities of not more than 180 days in direct obligations of the United States of America or any agency thereof; (b) investments in certain certificates of deposits; (c) the Company’s existing investments at May 16, 2008; (d) investments after May 16, 2008 in Hagerman Gas Gathering System, not to exceed $5.0 million in the aggregate; (e) other investments not to exceed $5.0 million in the aggregate during any calendar year, when aggregated with loans and advances permitted to be made or remain outstanding under the Company’s revolving credit facility; or (f) investments in any subsidiary;

•	permitting any material amendment to the Company’s organizational or governing documents;

•	permitting any plan subject to ERISA to (a) engage in any “prohibited transaction” as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended; (b) incur any “accumulated funding deficiency” as such term is defined in Section 302 of ERISA; or

(c) terminate in a manner which could result in the imposition of a lien on its property pursuant to Section 4068 of ERISA;

•	permitting any change in accounting method or fiscal year;

•	allowing the Company’s subsidiaries to issue or sell to any third party any equity interest in them, or any option, warrant or other right to acquire any such equity interest;

•	making any amendment or entering into any agreement to amend or otherwise change the Indenture governing the Company’s 10 1/4% senior notes due 2014, failing to comply with the terms of the Indenture, or, except as specifically required by the Indenture, making any prepayment of amounts owing under such notes; or

•	permitting or incurring any lease obligations which would cause the aggregate amount of all payments pursuant to all such leases to exceed $1.0 million in any twelve month period during the life of such leases, except for oil and gas related leases.
The above summary of the material provisions of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the terms of the Credit Agreement which is attached to this Current Report on Form 8-K as Exhibit 10.1.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit No.	Description

10.1	Fourth Amended and Restated Credit Agreement, dated as of May 16, 2008, among Parallel Petroleum Corporation and Citibank, N.A., BNP Paribas, Western National Bank, Compass Bank, Comerica Bank, Bank of Scotland, plc and Texas Capital Bank, N.A.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Dated: May 22, 2008

PARALLEL PETROLEUM CORPORATION
By:	/s/ Larry C. Oldham
Larry C. Oldham, President and Chief
Executive Officer